Exhibit 99.1

Purple Innovation Reports Fourth Quarter and Full Year 2019 Results

Fourth Quarter Net Revenue Increased 58% to $124.3 Million

Full Year Revenues Increased 50% to $428.4 Million

Full Year Operating Income Improved $33.1 Million to $16.2 Million

Lehi, Utah, March 9, 2020 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure ™ Mattress,” today announced results for the fourth quarter and year ended December 31, 2019.

Fourth Quarter Financial Summary (Comparisons versus Fourth Quarter 2018)1

●	Net revenue increased 58.3% to $124.3 million, compared to $78.5 million.
●	Gross margin was 47.7% compared to 34.2%.
●	Operating expenses as a percent of net revenue were 45.4% compared to 40.8%.
●	Operating income was $2.8 million compared to an operating loss of $(5.2) million. Adjusted operating income was $3.9 million compared to an adjusted operating loss of $(4.3) million.
●	Net loss was $(12.7) million compared to a net loss of $(5.4) million. The fourth quarter 2019 included a $13.4 million non-cash loss associated with the change in fair value of warrant liabilities.
●	EBITDA was $(9.3) million compared to $(4.5) million. Adjusted EBITDA was $5.8 million compared to $(3.7) million.

Full Year 2019 Financial Summary (Comparisons versus Full Year 2018)1

●	Net revenue increased 49.9% to $428.4 million, compared to $285.8 million.
●	Gross margin increased 470 basis points to 44.1% compared to 39.4%.
●	Operating expenses as a percent of net revenue improved to 40.3% compared to 45.3%.
●	Operating income increased to $16.2 million compared to an operating loss of $(16.9) million. Adjusted operating income was $29.1 million compared to an adjusted operating loss of $(12.9) million.
●	Net loss was $(12.4) million compared to a net loss of $(19.6) million. 2019 included a $6.3 million non-cash expense associated with the loss on extinguishment of debt, a $16.8 million non-cash loss associated with the change in fair value of warrant liabilities and a $10.1 million non-cash stock based compensation expense.
●	EBITDA was $(3.0) million compared to $(14.7) million. Adjusted EBITDA was $33.4 million compared to $(10.7) million.

“We delivered outstanding financial results in 2019 highlighted by revenue growth of 50% and a significant improvement in our balance sheet,” said Joe Megibow, Chief Executive Officer. “The combination of our top-line performance, significant gross margin expansion, and meaningful expense leverage, fueled a dramatic improvement in operating profit compared with 2018. We believe our differentiated product offering and enhanced marketing programs are driving increased traffic to our e-commerce website, company operated showrooms and retail partner doors. At the same time, we believe the improvements we’ve made to our manufacturing, supply chain, and fulfillment functions have created a foundation to support profitable growth. Overall, we have great momentum as 2020 gets underway and remain very excited about our growth prospects for the current year and beyond.”

[1]	Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

“We continued to experience robust growth in the fourth quarter highlighted by an acceleration in direct to consumer sales,” continued Megibow. “It was a very successful holiday season driven by effective marketing and promotions that fueled consumer demand and expanded awareness of our brand and product offering. Our performance reflects the progress we are making executing our strategic initiatives and I am confident that we are well positioned to build on our recent accomplishments and generate increased shareholder value over the long-term.”

Fourth Quarter 2019 Review

Fourth quarter 2019 net revenue increased 58.3% to $124.3 million, compared to $78.5 million in the fourth quarter of 2018. The increase in net revenue was primarily due to strength in the wholesale channel with more doors and stronger sell-through than last year, and strong growth in the DTC channel enabled by our website improvements and the company outlet and showrooms opened during the second half of 2019.

Gross margin for the fourth quarter 2019 improved to 47.7% compared to 34.2% in the year ago period. The significant year-over-year increase in gross margin was attributable to efficiencies in operations and logistics along with benefits from product mix, partially offset by changes in channel mix. Wholesale channel revenue, which carries lower gross margins than our direct to consumer channel, comprised approximately 36% of net revenue for the quarter, compared with approximately 25% in the same quarter last year, and 42% in the third quarter of 2019.

Operating expenses were $56.5 million in the fourth quarter 2019 compared to $32.0 million in the prior year period. As a percent of net revenue, operating expenses were 45.4% compared with 40.8% in the year ago period. The increase in operating expenses was primarily attributable to higher marketing spend aimed at driving demand in the current quarter and brand building investments to expand awareness and fuel future demand. For the fourth quarter 2019, marketing and sales expense as a percent of net revenue increased to 38.6% compared with 33.0% last year due in part to the shift of approximately $4 million of discretionary marketing investments from the third quarter 2019 into the fourth quarter 2019.

Operating income was $2.8 million for the fourth quarter 2019 compared to an operating loss of $(5.2) million in the prior year period. Adjusted operating income was $3.9 million compared to an adjusted operating loss of $(4.3) million in fourth quarter 2018. Adjusted operating income (loss) excludes non-cash stock based compensation, intangible asset adjustments, legal fees, interim CFO costs, severance and executive search costs.

Net loss was $(12.7) million for the fourth quarter 2019 compared to a net loss of $(5.4) million in the year ago period. The fourth quarter 2019 included a $13.4 million non-cash loss associated with the change in fair value of warrant liabilities.

EBITDA for the fourth quarter 2019 was $(9.3) million compared to $(4.5) million in the fourth quarter 2018. Adjusted EBITDA, which excludes the adjustment for non-cash loss associated with the change in fair value of warrant liabilities, intangible asset adjustments, Tax Receivable Agreement expense, non-cash stock based compensation, legal fees, interim CFO & consulting costs, and severance, was $5.8 million, compared to adjusted EBITDA of $(3.7) million in the prior year period.

Full Year 2019 Review

Full year 2019 net revenue increased 49.9% to $428.4 million, compared to $285.8 million in 2018. The revenue increase was primarily due to an increase in wholesale revenue driven by an increase of over 800 stores as compared to the same period last year as well as an increase in DTC revenue including contributions from the retail outlet and showrooms opened in the second half of the year.

Gross margin for the full year 2019 was 44.1% compared to 39.4% in the prior year. The 470 basis point increase was primarily driven by efficiencies in operations and logistics and higher margins due to product mix, partially offset by increased sales with wholesale pricing.

Operating expenses were $172.8 million for 2019 compared to $129.5 million in the prior year. As a percent of net revenue, operating expenses improved to 40.3% compared with 45.3% in the year ago period driven by improved efficiencies in marketing initiatives, partially offset by an increase in non-cash stock based compensation expense related to the conversion of Class B shares held by current employees. For 2019, marketing and sales expense as a percent of net revenue improved to 33.1% compared with 36.3% last year.

Operating income was $16.2 million, compared to an operating loss of $(16.9) million in the prior year. Adjusted operating income was $29.1 million compared to an adjusted operating loss of $(12.9) million in 2018. Adjusted operating income (loss) excludes non-cash stock based compensation, legal fees, interim CFO costs, severance and executive search costs, prior year sales tax liability, and intangible asset adjustments.

Net loss for 2019 was $(12.4) million compared to a net loss of $(19.6) million in the year ago period. 2019 included a $6.3 million non-cash expense associated with the loss on extinguishment of debt, a $16.8 million non-cash loss associated with the change in fair value of warrant liabilities and a $10.1 million non-cash stock based compensation expense.

EBITDA for 2019 was $(3.0) million compared to $(14.7) million in 2018. Adjusted EBITDA, which excludes the adjustment for non-cash expense associated with the loss on extinguishment of debt, non-cash loss associated with the change in fair value of warrant liabilities, intangible asset adjustments, Tax Receivable Agreement expense, prior year sales tax liability, non-cash stock based compensation, legal fees, interim CFO costs, severance and executive search costs, was $33.4 million, compared to adjusted EBITDA of $(10.7) million last year.

Balance Sheet

As of December 31, 2019, the Company had cash and cash equivalents of $33.5 million compared to $12.2 million as of December 31, 2018. The increase was driven by $22.9 million generated by cash flow from operations, including $25.1 million increase in accounts payable resulting from the increase in inventory net of $18.5 million increase in accounts receivable from wholesale growth during the year. Additional cash uses relate primarily to $10.8 million used for capital expenditures.

Inventories as of December 31, 2019 totaled $47.6 million compared with $22.9 million as of December 31, 2018, as the Company was building inventory to support planned growth with wholesale partners, supplier delivery schedules, and in support of the President’s Day sale period.

Outlook

For the full year 2020, the Company currently expects;

●	Net revenue of $550 million to $575 million.
●	Adjusted EBITDA of $44 million to $49 million.
●	CapEx of approximately $40 million.

Webcast and Conference Call Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, March 9, 2020 at 4:30 p.m. Eastern Time. To access the call dial 877-425-9470 (domestic) or 201-389-0878 (international) at 4:25 p.m. ET and provide the Conference ID: 13700082. The call is also being webcast and can be accessed on the investor relations section of the Company’s website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 25 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors’ products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements about our outlook and expectations for our financial results for the fiscal year ended December 31, 2019, including EBITDA, adjusted EBITDA, net revenue and gross margin rate, and our ability to create sustained profitability and shareholder value. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2019 and our Quarterly Reports on form 10-Q filed with the Securities and Exchange Commission on May 7, 2019, August 13, 2019 and November 6, 2019. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

Adjusted Operating Income (Loss), EBITDA, and Adjusted EBITDA are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for the full year 2019, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Media Contact:

Alecia Pulman, ICR
purplePR@icrinc.com

646-277-1200

Purple Innovation, Inc.
For information regarding Purple products, please contact:
Savannah Hobbs
Director of Purple Communications
savannah@purple.com

PURPLE INNOVATION, INC.

Consolidated Balance Sheets

(In thousands, except par value)

	December 31,
	2019	2018

Assets
Current assets:
Cash and cash equivalents	$33,478	$12,232
Accounts receivable, net	28,692	10,241
Inventories, net	47,628	22,940
Prepaid inventory	879	790
Other current assets	3,442	1,494
Total current assets	114,119	47,697
Property and equipment, net	31,979	22,514
Intangible assets, net	1,101	1,493
Other long-term assets	525	5
Total assets	$147,724	$71,709

Liabilities and Deficit
Current liabilities:
Accounts payable	$50,240	$24,828
Accrued sales returns	7,271	5,457
Accrued compensation	7,954	2,691
Customer prepayments	6,258	7,522
Accrued sales tax	5,602	5,538
Other current liabilities	9,540	2,541
Total current liabilities	86,865	48,577
Long-term debt, related-party	35,399	21,411
Warrant liabilities	21,622	—
Other long-term liabilities, net of current portion	8,570	3,732
Total liabilities	152,456	73,720
Commitments and contingencies
Stockholders’ deficit:
Class A common stock; $0.0001 par value, 210,000 shares authorized; 22,494 issued and outstanding at December 31, 2019 and 9,731 issued and outstanding at December 31, 2018	2	1
Class B common stock; $0.0001 par value, 90,000 shares authorized; 31,394 issued and outstanding at December 31, 2019 and 44,071 issued and outstanding at December 31, 2018	3	4
Additional paid-in capital	5,990	3,655
Accumulated deficit	(8,349)	(4,322)
Total stockholders’ deficit	(2,354)	(662)
Noncontrolling interest	(2,378)	(1,349)
Total deficit	(4,732)	(2,011)
Total liabilities and deficit	$147,724	$71,709

PURPLE INNOVATION, INC.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Revenues, net	$124,300	$78,457	$428,358	$285,791
Cost of revenues	65,064	51,614	239,387	173,189
Gross profit	59,236	26,843	188,971	112,602
Operating expenses:
Marketing and sales	47,936	25,864	141,975	103,820
General and administrative	7,675	5,711	26,918	23,581
Research and development	860	451	3,864	2,095
Total operating expenses	56,471	32,026	172,757	129,496
Operating income (loss)	2,765	(5,183)	16,214	(16,894)
Other income (expense):
Interest expense	(1,379)	(1,061)	(5,180)	(3,733)
Other income, net	(329)	829	44	1,013
Loss on extinguishment of debt	—	—	(6,299)	—
Change in fair value – warrant liabilities	(13,386)	—	(16,758)	—
Total other expense, net	(15,094)	(232)	(28,193)	(2,720)
Net loss before income taxes	(12,329)	(5,415)	(11,979)	(19,614)
Income tax expense	(400)	—	(400)	—
Net income (loss)	(12,729)	(5,415)	(12,379)	(19,614)
Net income (loss) attributable to noncontrolling interest	(8,576)	(4,436)	(8,352)	(15,292)
Net income (loss) attributable to Purple Innovation, Inc.	$(4,153)	$(979)	$(4,027)	$(4,322)
Net loss per common share—basic and diluted	$(0.29)	$(0.12)	$(0.40)	$(0.51)
Weighted average common shares outstanding—basic and diluted	14,242	8,437	10,006	8,418

PURPLE INNOVATION, INC.

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Cash flows from operating activities:
Net loss	$(12,729)	$(5,415)	$(12,379)	$(19,614)
Adjustments to reconcile net income (loss) to net cash provided in operating activities:
Depreciation and amortization	1,816	661	4,308	2,195
Non-cash interest	874	742	3,313	2,510
Loss on extinguishment of debt	—	—	6,299	—
Loss on change in fair value - warrant liabilities	13,386	—	16,758	—
Stock-based compensation	323	174	10,063	487
Tax Receivable Agreement expense	501	—	501	—
Loss on disposal of property and equipment	—	95	—	95
Changes in operating assets and liabilities:
Increase in accounts receivable	(2,005)	(1,757)	(18,451)	(6,059)
Decrease (increase) in inventories	(12,810)	5,740	(24,688)	(9,595)
in prepaid inventory and other assets	378	(179)	(2,557)	(520)
Increase in accounts payable	14,030	4,350	25,132	3,783
Increase (decrease) in accrued sales returns	1,977	(50)	1,814	632
Increase in accrued compensation	2,433	538	5,263	594
Increase (decrease) in customer prepayments	(1,434)	231	(1,264)	4,309
Increase (decrease) in other accrued liabilities	331	613	8,803	(474)
Net cash provided by (used in) operating activities	7,071	5,743	22,915	(21,657)

Cash flows from investing activities:
Purchase of property and equipment	(4,802)	(1,447)	(10,459)	(11,325)
Investment in intangible assets	(74)	(154)	(320)	(327)
Net cash used in investing activities	(4,876)	(1,601)	(10,779)	(11,652)

Cash flows from financing activities:
Proceeds from the Business Combination	—	432	—	26,344
Proceeds from related-party debt	—	—	10,000	24,000
Repurchase of stock options	—	—	(97)	—
Payments on line of credit	—	—	—	(8,000)
Payments for debt issuance costs	—	—	(758)	(367)
Payments on long-term obligations	(10)	(7)	(35)	(29)
Net cash provided by (used in) financing activities	(10)	425	9,110	41,948

Net increase in cash	2,185	4,567	21,246	8,639
Cash, beginning of the period	31,293	7,665	12,232	3,593
Cash, end of the period	$33,478	$12,232	$33,478	$12,232

Supplemental schedule of non-cash investing and financing activities:
Property and equipment included in accounts payable	$588	$35	$743	$463
Assignment of founder shares and sponsor warrants	$—	$—	$—	$4,691
Equipment acquired through capital lease	$—	$—	$386	$—
Issuance of liability warrants	$—	$—	$4,864	$—
Non-cash leasehold improvements	$1,938	$—	$1,938	$—
Tax distribution payable	$308	$—	$308	$—

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA and adjusted operating income (loss). Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net loss to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) before interest expense, net other income and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding certain non-cash and non-recurring costs incurred.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

GAAP net loss	$(12,729)	$(5,415)	$(12,379)	$(19,614)
Interest expense	1,379	1,061	5,180	3,733
Other income, net	(171)	(829)	(544)	(1,013)
Depreciation and amortization	1,816	661	4,308	2,195
Income tax expense	400	—	400	—
EBITDA	(9,305)	(4,522)	(3,035)	(14,699)
Adjustments:
Merger transaction costs	—	—	—	2,028
Prior year sales tax liability	—	—	200	—
Intangible asset adjustment	404	—	404	—
Stock-based compensation expense	323	173	10,063	486
Debt extinguishment and warrant liability	13,386	—	23,057	—
Tax Receivable Agreement expense	501	—	501	—
Legal fees	390	288	809	534
Interim CFO and consulting	30	—	706	—
Severance and CEO search costs	30	383	730	926
Adjusted EBITDA	$5,759	$(3,678)	$33,435	$(10,725)

Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Adjusted Operating Income (Loss)

A reconciliation of GAAP operating income (loss) to the non-GAAP measure of adjusted operating income (loss) is provided below. Adjusted operating income (loss) represents GAAP operating income (loss) excluding certain non-cash and non-recurring costs incurred.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

GAAP operating income (loss)	2,765	(5,183)	16,214	(16,894)
Adjustments:
Merger transaction costs	—	—	—	2,028
Prior year sales tax liability	—	—	200	—
Intangible asset adjustment	404	—	404	—
Stock-based compensation expense	323	173	10,063	486
Legal fees	390	288	809	534
Interim CFO and consulting	30	—	706	—
Severance and CEO search costs	30	383	730	926
Adjusted operating income (loss)	$3,942	$(4,339)	$29,126	$(12,920)